PROSPECTUS SUPPLEMENT
(TO PROSPECTUS, DATED DECEMBER 26, 1996)


                          ACCESS ANYTIME BANCORP, INC.
                         732,198 SHARES OF COMMON STOCK
                                ($.01 PAR VALUE)



     An aggregate of 286,054 shares of the 732,198 shares of Common Stock offered by the Company to stockholders for subscription as described in the Prospectus were subscribed for upon the exercise of Subscription Warrants by the Expiration Date of the Subscription Offering, as extended by the Company to February 14, 1997. Such subscriptions amounted to $1,501,783.50 and satisfied the minimum of $1,500,000 for the Subscription Offering specified in the Prospectus. As described in the Prospectus, the remaining 446,144 shares are being offered hereby to other investors by the Company at the Subscription
Price of $5.25 per share. Such offering will expire no later than March 19, 1997, unless extended by the Company.

THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER BY THE COMPANY TO SELL, OR THE SOLICITATION OF AN OFFER BY THE COMPANY TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES NOR SECURITIES IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION SET FORTH OR INCORPORATED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

THESE SECURITIES INVOLVE A SIGNIFICANT DEGREE OF INVESTMENT RISK, AND HOLDERS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK FACTORS" (PAGES 12-
19) IN THE PROSPECTUS. INVESTORS WHO RELY ON DIVIDEND INCOME SHOULD NOT PURCHASE THESE SHARES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS OR DEPOSIT ACCOUNTS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.


---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------
                                                     Underwriting Discounts            Proceeds to the
                        Subscription Price             and Commissions(1)                 Company(2)
---------------------------------------------------------------------------------------------------------
  Per share                  $5.25                           -0-                           $5.25
---------------------------------------------------------------------------------------------------------
    Total                 $3,844,040                         -0-                        $3,844,040
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------


  (1) See "The Subscription Offering - Determination of Subscription Price and Fairness Opinion" for information with respect to financial advisory fees payable by the Company.

  (2) Before deducting expenses payable by the Company estimated at $125,000.

     The Common Stock is traded on the NASDAQ Small Cap Market under the symbol "AABC" and, on February 11, 1997, the last sale price of the Common Stock was $5.25. The Common Stock of First Savings Bank, F.S.B. (the "Bank"), the Company's wholly owned subsidiary and predecessor registrant, was traded on the NASDAQ Small Cap Market under the symbol "FSBC" until October 21, 1996, at which time the Company's Common Stock was listed and began trading. See "Market Price And Dividends On The Common Stock" in the Prospectus.

     The Bank is subject to a Supervisory Agreement with the Office of Thrift Supervision which, among other things, requires the Bank to increase its core capital to 7% as of June 30, 1997. See "Risk Factors-Capital Adequacy and Liquidity" in the Prospectus. The Company estimated that between $2 million and $2.5 million of proceeds from the Subscription Offering, if achieved, would be needed to meet such requirement. See "Use of Proceeds" in the Prospectus. The proceeds of the Subscription Offering to stockholders, discussed above, while meeting the minimum subscription requirement of $1,500,000, are not sufficient to meet the June 30, 1997 core capital requirement, and the Company estimates that an additional $800,000 will be needed to meet such requirement.

     As discussed above, the Common Stock was offered in a Subscription Offering directly to stockholders. Shares not subscribed for in the Subscription Offering are being offered hereunder to other investors by the Company and are not the subject of any underwriting agreement. See "Plan Of Distribution" in the Prospectus. It is expected that delivery of the shares of Common Stock to other investors who subscribe for shares will be made as soon as practicable after acceptance of each such investor's subscription.


      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND PROSPECTUS
 SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT
           BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.


         The date of this Prospectus Supplement is February 14, 1997